Voyager Oil & Gas Provides Operations Update

BILLINGS, MT – July 17, 2012 --- Voyager Oil & Gas, Inc. (NYSE MKT: VOG) (“Voyager” or the “Company”), an oil and gas exploration and production company with assets primarily in the Williston Basin of North Dakota and Montana with production from Bakken and Three Forks wells, is releasing an operations update.

Highlights include:

•	Second quarter 2012 average production of approximately 900 barrels of oil equivalent per day (“BOEPD”), a 40% increase over first quarter 2012, which was in-line with Company projections;
•	6.44 net (150 gross) wells producing from the Bakken or Three Forks as of June 30, 2012 with 1.41 net (32 gross) Bakken/Three Forks wells added to production during the second quarter 2012; and
•	An additional 1.22 net (31 gross) wells being drilled or awaiting completion as of June 30, 2012.

Production Update

Voyager estimates second quarter 2012 average production was approximately 900 BOEPD, which represents a 40% increase above its first quarter 2012 average production of 625 BOEPD. Second quarter production was in-line with Company projections and accelerated as the quarter progressed. Voyager had 6.44 net (150 gross) Williston Basin wells producing from the Bakken and Three Forks formations at June 30, 2012.

Drilling & Completions Update

The Company added 1.41 net (32 gross) Bakken/Three Forks wells to production during the second quarter of 2012. An additional 1.22 net (31 gross) wells were being drilled or awaiting completion as of June 30, 2012 and are expected to be additive to production during the second half of 2012. Approximately 225 rigs are currently drilling in the Williston Basin with 210 to 215 rigs drilling in North Dakota and 10 to 15 rigs drilling in northeastern Montana. Voyager expects that the current level of drilling activity will continue and much of its acreage will be developed and converted into producing wells. Approximately 34% of Voyager’s current acreage is held by production (HBP), either by producing wells or wells that are in the process of being drilled or awaiting completion.

Converting To Operator with Recently Announced Transaction

Voyager announced plans last week to acquire Emerald Oil Inc. (“Emerald Oil”), a wholly owned subsidiary of Emerald Oil & Gas NL (ASX: EMR). The combination will create an oil company with operating capabilities that has the ability to effectively manage a multi-rig drilling program in the Rocky Mountains and extract maximum value from both of its operated and non-operated drilling programs. The focus of the combined company will be to convert its non-operated acreage into operable acreage and add to Emerald Oil’s existing 6,900 net operable acres for development in 2013 and beyond. Voyager already has about 6,800 of its 33,000 net acres that may represent a controlling interest in 1,280-acre spacing units, which represent over 10 drilling spacing units (DSUs) for the combined company. Emerald Oil has already begun the permitting process and plans to spud its first operated well in Dunn County, North Dakota in early 2013 and follow this with a continuous single-rig drilling program in 2013.

First Quarter 2012 Earnings Release

Voyager intends to file its quarterly report on Form 10-Q, including its complete financial and operational results for the quarter ended June 30, 2012, along with issuing a related press release during the second week of August 2012.

About Voyager Oil & Gas

Voyager is an exploration and production company focused on acquiring acreage in prospective natural resource plays in the continental United States. Voyager Oil & Gas, Inc. combines low overhead, organic acreage acquisition and strong joint venture relationships to exploit its oil and gas prospects. The Company’s primary business is focused on properties in North Dakota and Montana targeting the Bakken and Three Forks shale oil formations. Voyager currently controls approximately 144,000 net acres in the following areas:

•	approximately 33,000 core net acres targeting the Bakken and Three Forks shale oil formations in North Dakota and Montana;
•	approximately 33,500 net acres in a joint venture targeting the Heath shale oil formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana;
•	approximately 2,400 net acres in the Denver-Julesburg Basin targeting the Niobrara shale oil formation in Colorado and Wyoming;
•	approximately 800 net acres targeting a Red River prospect in Montana; and
•	approximately 74,700 net acres in a joint venture in and around the Tiger Ridge natural gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information, visit Voyager’s website at: http://www.voyageroil.com/. Sign up for email alerts at: http://www.VYOG-IR.com to be notified when news items are released by Voyager Oil & Gas.

Forward-Looking Statements

Certain statements included in this news release contain "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We caution you that assumptions, expectations, projections, intentions, plans, beliefs or similar expressions used to identify forward-looking statements about future events may, and often do, vary from actual results and the differences can be material from those expressed or implied in such forward looking statements. Some of the key factors that could cause actual results to vary from those we expect include, without limitation, volatility in commodity prices for crude oil and natural gas, access to capital markets and the condition of the capital markets generally, as well as ability to access them, the timing of planned capital expenditures, unanticipated cash flow restrictions, uncertainties in estimating reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. We assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Contact:

Voyager Oil & Gas, Inc.

Marty Beskow

Executive Vice President

406-245-4901

marty.beskow@voyageroil.com